UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 10, 2009

WORLD MORTGAGE EXCHANGE GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pop Starz Records, Inc.

(Former Name of Registrant)

Florida

(State or Other Jurisdiction of Incorporation)

333-142907	76-0835007
(Commission File Number)	(IRS Employer Identification No.)

4470 Chamblee Dunwoody Road, Suite 250 Atlanta, Georgia	30038
(Address of Principal Executive Offices)	(Zip Code)

(404) 255-8800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2009, Benjamin Stanley tendered his resignation as an officer and director of the Company. Mr. Stanley resigned as an officer and director as a result of a criminal indictment filed against Mr. Stanley and the likely distraction and impact that this pending indictment could have on the ongoing operations of the Company.

Specifically, on September 15, 2009, a criminal complaint was filed in the United States District Court for the Northern District of Georgia, Atlanta Division (Case No. 1:09CR406), against Mr. Stanley and several other defendants, The indictment alleges conspiracy and securities fraud in connection with the common stock of Conversion Solutions Holdings Corporation, an entity in which Mr, Stanley served as its chief operating officer. Mr. Stanley denies the allegations contained in the indictment and has retained counsel to launch a vigorous defense.

Despite the Board’s support of Mr. Stanley as both an officer and director, the Board reluctantly accepted Mr. Stanley’s resignation. The Board indicated that subject to a satisfactory resolution of the pending criminal proceeding, the Board would again nominate Mr. Stanley to serve on the Company’s board of directors.

The Company has provided Mr. Stanley with a copy of this Form 8-k and the opportunity to furnish the Company, as promptly as possible, a letter stating whether he agrees with the statements made, and if not, stating in what respects he disagrees. Any letter received will be filed as an exhibit to an amended Report within two business days of receipt of such letter. A copy of the Letters of Resignation for Mr. Stanley is attached hereto as Exhibit 17 and is incorporated herein by reference.

With the resignation of Mr. Stanley as an officer and director, the Board appointed Mr. Reeser as the interim Chief Executive Officer. Concurrent with his appointment as Chief Executive Officer, Mr. Reeser resigned as the Company’s secretary and Adam Powell agreed to serve as the Company’s secretary and treasurer.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 17   Letter of Resignation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 11, 2009

World Mortgage Exchange Group, Inc.

By:	/s/ Ron Reeser Ron Reeser Chairman Board of Directors